Exhibit 99.5

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

UNAUDITED QUARTERLY ADJUSTED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION(1)

($ in millions)	Three Months Ended 3/31/15	Three Months Ended 6/30/15	Six Months Ended 6/30/15
Revenue	$1,425	$1,430	$2,855
Cost and expenses (exclusive of depreciation and amortization)	1,010	995	2,005
Depreciation and amortization	249	262	511

Total operating expenses	1,259	1,257	2,516

Operating income	166	173	339
Interest expense	8	7	15
Income tax expense	61	67	128

Net income	$97	$99	$196

(1)	Pro forma adjustments to depreciation and amortization for customer list intangibles, interest expense related to the financing of the Transaction and related tax impact are excluded from the VSTO pro forma statement of operations information as these amounts would be recorded on the Frontier corporate ledger.